Exhibit 10.1

FIRST COMMUNITY BANK, NA
SALARY CONTINUATION AGREEMENT

        THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this ________ day of _______________, 2____, by and between FIRST COMMUNITY BANK, NA, a South Carolina corporation located in Lexington, South Carolina (the “Bank”) and ________________ (the “Executive”).

        The purpose of this Agreement is to provide specified benefits to Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive as specified in Section 2.1.1 of this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Bank to the Executive.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	"Board" means the Board of Directors of the Bank as from time to time constituted.

1.5	"Change in Control" has the meaning as described in Section 16(a)(i) of the Employment Agreement.

1.6	"Code" means the Internal Revenue Code of 1986, as amended.

1.7	"Disability" has the meaning as described in Section 4(a)(ii) of the Employment Agreement.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six and one-quarter percent (6.25%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means the Executive’s Separation from Service Without Cause (as defined in Section 4(a)(v) of the Employment Agreement) before Normal Retirement Age except when such Separation from Service occurs: (i) following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.10	“Effective Date” means July 1, 2006.

1.11	"Employment Agreement" means the Employment Agreement between First Community Bank, NA, a wholly owned subsidiary of First Community Corporation and the Executive dated _____________.

1.12	"Normal Retirement Age" means the Executive attaining age _______ (___).

1.13	"Normal Retirement Date" means the later of Normal Retirement Age or Separation from Service.

1.14	"Plan Administrator" means the plan administrator described in Article 6.

1.15	“Plan Year” means each twelve-month period commencing on July 1 and ending on June 30 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following June 30.

1.16	“Projected Accrual Balance” means the Accrual Balance at the Executive’s Normal Retirement Age, calculated: (i) as if the Executive remains in the continuous employ with the Bank until Normal Retirement Age; and (ii) applying the Discount Rate then in effect as of the Executive’s date of death.

1.17	“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A termination of employment will not be considered a Separation from Service if:

(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.18	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.19	"Termination for Cause" has the meaning as described in Section 4(a)(iii) of the Employment Agreement.

Article 2
Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is ________________ Dollars ($_____).

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in _____ (___) equal monthly installments commencing on the first day of the month following the Normal Retirement Date. The annual benefit shall be distributed to the Executive for _________ (___) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the vested Accrual Balance determined as of the end of the end of the Plan Year preceding Separation from Service. This benefit is determined by vesting the Executive in ___ percent (___%) of the Accrual Balance at the end of the first Plan Year, and an additional _____ percent (____%) of said amount at the end of each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance. Interest will be applied to the Accrual Balance at the Discount Rate, compounded monthly, from Separation from Service to the Executive’s Normal Retirement Age.

2.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age. During the applicable installment period, interest will be applied to the Accrual Balance at the Discount Rate, compounded monthly.

2.3	Disability Benefit. If Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service. Interest will be applied to the Accrual Balance at the Discount Rate, compounded monthly, from Separation from Service to the Executive’s Normal Retirement Age.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following Normal Retirement Age. During the applicable installment period, interest will be applied to the Accrual Balance at the Discount Rate, compounded monthly.

2.4	Change in Control Benefit. Upon a Change in Control, followed by a Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any payment or series of payments to be made due to a Separation from Service shall commence no earlier that the first day of the seventh month following the Separation from Service.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrual Balance into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of

Section 409A of the Code, to the extent such tax liability can be covered by the participant’s vested Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Article 3
Distribution at Death

3.1	Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is one hundred percent (100%) of the Projected Accrual Balance.

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within sixty (60) days following receipt by the Bank of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Executive’s death certificate.

Article 4
Beneficiaries

4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan

Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitation

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage: (i) for material misstatements of fact made by the Executive on an application for such life insurance; or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4	Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if the Executive violates Section 9(c) of the Employment Agreement.

5.4.1	Change in Control. The forfeiture provision detailed in Section 5.4 hereof shall not be enforceable following a Change in Control.

Article 6
Administration of Agreement

6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures

7.1	For all claims other than disability benefits:

7.1.1	Claims Procedure. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.1.2	Timing of Bank Response. The Bank shall respond to such Claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.1.2	Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.1.2.1	Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.1.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.1.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.1.2.4	Timing of Bank Response. The Bank shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.2.5	Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and
(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

7.2	For disability claims:

7.2.1	Claims Procedures. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.2.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.2.1.2	Timing of Bank Response. The Bank shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

7.2.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures,
(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,
(f)	[See §2560.503-1(g)(v)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank, and
(g)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

7.2.1.4	Timing of Notice of Denial/Extensions. The Bank shall notify the Claimant of denial of benefits in writing or electronically not later than 45 days after receipt of the claim by the Bank. The Bank may elect to extend notification by two 30-day periods subject to the following requirements:

(a)	For the first 30-day extension, the Bank shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Bank’s control requiring an extension; (2) prior to the end of the initial 45-day period; and (3) of the date by which the Bank expects to render a decision.
(b)	If the Bank determines that a second 30-day extension is necessary based on factors beyond the Bank’s control, the Bank shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first 30-day extension period.
(c)	For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded 45 days within which to provide the specified information.

7.2.2	Review Procedures – Denial of Benefits. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.2.1	Initiation of Appeal. Within 180 days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to the Bank.

7.2.2.2	Submissions on Appeal – Information Access. The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits. The Bank shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.2.2.3	Additional Bank Responsibilities on Appeal. On appeal, the Bank shall:

(a)	[See §2560.503-1(h)(3)(i)-(v)] Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;
(b)	Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Bank who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;
(c)	In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;
(d)	Identify medical or vocational experts whose advise was obtained on behalf of the Bank in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(e)	Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

7.2.2.4	Timing of Notification of Benefit Denial – Appeal Denial. The Bank shall notify the Claimant not later than 45 days after receipt of the Claimant’s request for review by the Bank, unless the Bank determines that special circumstances require an extension of time for processing the claim. If the Bank determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial 45-day period, and such extension shall not exceed 45 days. The Bank shall indicate the special circumstances requiring an extension of time and the date by which the Bank expects to render the determination on review.

7.2.2.5	Content of Notification of Benefit Denial. The Bank shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a)	The specific reason or reasons for the adverse determination;
(b)	Reference to the specific plan provisions on which the benefit determination is based;
(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other relevant information (as defined in applicable ERISA regulations);
(d)	A statement of the Claimant’s right to bring an action under ERISA Section 502(a);
(e)	[See §2560.503-1(j)(5)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Bank;
(f)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
(g)	The following statement: “You and your Bank may have other voluntary alternative dispute resolution options such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

Article 8
Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. The benefit shall be the Accrual Balance as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may make distributions in the following circumstances, in accordance with Section 409A of the Code or the regulations thereunder:

(a)	Within thirty (30) days before, or twelve (12) months after a change in control as defined in Section 409A of the Code and the regulations thereunder, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Agreement to the Executive, in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First Community Bank, NA
5455 Sunset Blvd
Lexington, SC 29072

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive .

9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15	Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

        IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

Executive:	FIRST COMMUNITY BANK, NA:

__________________________________	By ___________________________________

Title _________________________________

FIRST COMMUNITY BANK, NA
Salary Continuation Agreement
BENEFICIARY DESIGNATION FORM

{ } New Designation
(  } Change in Designation

I, ______________, designate the following as Beneficiary under the Agreement:

Primary:
________________________________                                    ____%

________________________________                                    ____%

Contingent:
________________________________                                    ____%

________________________________                                    ____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]".
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name: _______________________________

Signature: _______________________________ Date: _______

Received by the Plan Administrator this ________ day of ___________________, 2___

By:   _________________________________

Title:   _________________________________